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                                                                     Exhibit 4.8

     THIS SEVENTH SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of May 23, 2003, among Anteon International Corporation (formerly known as Azimuth Technologies, Inc.), a Delaware corporation (the "Company"), and
The Bank of New York (as successor to IBJ Whitehall Bank & Trust Company), a New York banking corporation as trustee (the "Trustee").

     WHEREAS, the Company, Anteon Corporation (formerly known as Techmatics, Inc.), a Virginia corporation and a subsidiary guarantor, CITI-SIUSS LLC, a Delaware corporation and a subsidiary guarantor, South Texas Ship Repair, Inc., a Virginia corporation and a subsidiary guarantor, and the Trustee are parties to an Indenture, dated as of May 11, 1999, as supplemented, providing for the issuance of the Company's 12% Senior Subordinated Notes due 2009 (the "Indenture");

     WHEREAS, on the date hereof, the Company has acquired all of the issued and outstanding common stock of Information Spectrum, Inc., a New Jersey corporation ("ISI"), and accordingly, ISI became a wholly-owned subsidiary of the Company;

     WHEREAS, pursuant to Section 4.10 of the Indenture, ISI, as a new Restricted Subsidiary, is required to enter into this Supplemental Indenture as a Subsidiary Guarantor;

     WHEREAS, the Company, ISI and the Trustee are authorized to enter into this Supplemental Indenture;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained in this Supplemental Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company, ISI and the Trustee hereby agree for the equal and the ratable benefit of all Holders of the Securities as follows:

                                   ARTICLE ONE

                                   Definitions

1.1 Definitions. For purposes of this Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any terms defined in the Indenture and not defined herein shall have the same meanings herein as therein defined; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

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                                   ARTICLE TWO

                   Guaranty Of Securities And Other Provisions

2.1  ISI Guarantee

     a) ISI hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (i) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Indenture and the Securities and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Securities (all the foregoing being hereinafter collectively called the "Obligations"). ISI further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from ISI and that ISI will remain bound under this Section notwithstanding any extension or renewal of any Obligation.

     b) ISI, the Trustee and each Holder by its acceptance of a Security hereby agrees that the Subsidiary Guaranty of ISI provided hereunder shall be subject to all terms, provisions and conditions in the Indenture that relate to a Subsidiary Guaranty (including, without limitation, Articles 11 and 12 of the Indenture). ISI further agrees to be bound by, and to comply with, all provisions of the Indenture and Subsidiary Guarantee that are applicable to a Subsidiary Guarantor.

2.2  Execution and Delivery of Subsidiary Guaranties

The delivery of any Security by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Subsidiary Guaranty on behalf of ISI.

2.3  No Personal Liability

No stockholder, officer, director, employee or incorporator, past, present or future, of ISI, as such, shall have any personal liability under the Subsidiary Guaranty of ISI by reason of his, her or its status as such stockholder, officer, director, employee or incorporator.

                                  ARTICLE THREE

                                  Miscellaneous

3.1  Effect of the Supplemental Indenture

This Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, the Indenture and the Securities issued thereunder shall continue in full force and effect.

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3.2  Counterparts

This Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. The parties hereto confirm that any facsimile copy of another party's executed counterparts of this Supplemental Indenture (or its signature page hereof) will be deemed to be an executed original thereof.

3.3  GOVERNING LAW.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed on the date first above written.

                                   ANTEON INTERNATIONAL CORPORATION

                                   By: /s/ Joseph Kampf
                                       -----------------------------------------
                                   Name:  Joseph Kampf
                                   Title: President and Chief Executive Officer



                                   INFORMATION SPECTRUM, INC.

                                   By: /s/ Curtis Schehr
                                       -----------------------------------------
                                   Name:  Curtis Schehr
                                   Title: Vice President



                                   THE BANK OF NEW YORK, as Trustee

                                   By: /s/ Geovanni Barris
                                       -----------------------------------------
                                   Name:  Geovanni Barris
                                   Title: Vice President


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